Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-248945) and Form S-8 (Nos. 333-200597, 333-229626, 333-237097, and 333-257922) of Ameris Bancorp of our report dated February 26, 2021 on the consolidated balance sheet of Ameris Bancorp as of December 31, 2020 and the consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 appearing in this Annual Report on Form 10-K of Ameris Bancorp for the year ended December 31, 2021.

/s/ Crowe LLP
Atlanta, Georgia
February 28, 2022